Contact:	David Young	Harriet Fried
	TESSCO Technologies Incorporated	Lippert/Heilshorn & Associates
	Chief Financial Officer	(212) 838-3777
	(410) 229-1380	hfried@lhai.com
young@tessco.com

TESSCO Announces Quarterly EPS of $0.44;
$0.15 Quarterly Dividend Date Set

•	Quarterly operating margin 3.9% on revenue of $148.8 million
•	Quarterly EPS: $0.44, EBITDA* per share $0.87
•	Six-month EPS: $1.01, EBITDA* per share $1.96
•	Quarterly operating cash flow of $12.8 million
•	New financial segment reporting introduced

HUNT VALLEY, MD., OCTOBER 17, 2011 -- TESSCO Technologies Incorporated (NASDAQ:TESS), Your Total Source® of the requirements to build, use and maintain wireless voice, data and video systems, today reported revenues of $148.8 million and net income of $3.5 million or $0.44 per diluted share for the second quarter ended September 25, 2011.

“In our second quarter we continued to make great progress expanding into new customer markets and building productivity and profitability,” said Chairman and CEO Robert B. Barnhill, Jr. “I am very pleased with the strong margin improvement we drove both on the gross profit and operating income line; we grew our bottom-line earnings despite lower revenues resulting primarily from the softness in purchases from our major Tier 1 carrier and the overall state of the economy.

“I am especially pleased with the strong gross profit and net profit contribution of our Commercial segment.  Within that segment, the private system and government market showed strong growth as we continue to develop new offerings to build and maintain their systems, although sales to the public carrier and commercial reseller markets declined as new system builds were delayed. Our gross margin and productivity improvements will serve us well as we continue our strong focus on increasing top line revenues.

“In our Retail segment, we grew revenues in the retailer, dealer agent and Tier 2/3 carrier market.  Overall, segment revenue declined as a result of a slower-than-expected expansion of the relationship with our major Tier 1 carrier and the timing of its new phone launches. Our third quarter promises to be stronger with the iPhone 4S and other smart device launches and the holiday season.

“Our Ventev® proprietary products are an increasingly important component of our go-to-market strategy. Ventev designs and manufactures infrastructure, support and cellular accessory products and expands TESSCO’s total offering of innovative choices for the customer. In this quarter we launched a new Ventev Power, Case and Head Set Accessory line with compelling retail store packaging for the iPhone 3, 4, and 4S, and other smart devices.   Interest in this offering has been very exciting.  Ventev has grown to 11 percent of total revenues with excellent gross margins. Growing revenues and profit contribution from proprietary products is an integral part of our ongoing strategy.

“We expect fiscal 2012 to be a remarkable year as we accelerate the execution of our vision and strategies. Opportunities are exploding as wireless and the internet converge. We expect continued explosion of smart mobility devices, the accelerated expansion and enhancement of the carrier networks to support the devices’ insatiable demand for bandwidth, and the creation of new private systems to transform the way we live, work and play. TESSCO is there, leveraging these trends and delivering the immediate, reliable availability of the product + value chain solutions needed, at the lowest total cost. We continue our goal of driving shareowner value with intense focus on the success of our customers, manufacturers and team members.”

Second-Quarter Fiscal 2012 Financial Results

For its fiscal 2012 second quarter, TESSCO reported revenue of $148.8 million compared to $165.0 million in the prior-year quarter, a decline of 9.8 percent.  Commercial segment revenue was flat compared to last year’s second quarter, while revenues from the Retail segment declined by 20 percent.  Within the Commercial segment, revenues in the private systems and government market grew by 17 percent, while revenues in the public carrier and commercial reseller markets declined 17 percent and 1 percent, respectively.  In the Retail segment, revenues from the retailer, dealer agent and Tier 2/3 carrier market increased by 3 percent while revenues from Tier 1 carriers declined by 30 percent.

Total gross profit was $34.0 million, or 22.8 percent of revenue, in the second quarter of fiscal 2012, compared to $36.8 million, or 22.3 percent of revenue, in last year’s second quarter.  Gross profit increased by 6 percent in the Commercial segment, while declining by 25 percent in the Retail segment. Within the Commercial segment, gross profit in the private systems and government market and commercial reseller market grew by 27 percent and 8 percent, respectively, while gross profit in the public carrier market declined by 23 percent.  In the Retail segment, gross profit from the retailer, independent dealer and Tier 2/3 carrier market decreased by 3 percent while gross profit from Tier 1 carriers declined by 39 percent.

Selling, general and administrative expenses decreased by $3.0 million compared to last year’s second quarter, reflecting the company’s emphasis on maximizing the effectiveness of its operations and controlling costs.  Consequently, operating income margin reached 3.9 percent compared to 3.4 percent in the prior-year quarter.

Net income totaled $3.5 million, or $0.44 per diluted share, in the second quarter as compared to $3.3 million, or $0.43 per diluted share, in the prior-year quarter.

EBITDA* totaled $7.0 million, or $0.87 per diluted share, in the second quarter of fiscal 2012 as compared to $6.7 million, or $0.85 per diluted share, in the prior-year quarter.

For the first half of fiscal 2012, TESSCO reported revenues of $312.4 million and net income of $8.1 million, or $1.01 per diluted share.  These results compare to revenues of $307.0 million and net income of $5.4 million, or $0.69 per diluted share, in the first half of fiscal 2011.  EBITDA* for the first half of fiscal 2012 totaled $15.7 million, or $1.96 per share, compared to $11.1 million, or $1.41 per share, in the first half of fiscal 2011.

As of September 25, 2011, the company’s cash balance totaled $13.4 million and there was no balance outstanding on the revolving line of credit.

Quarterly Cash Dividend

The company will continue its quarterly dividend program with a $0.15 per common share cash dividend payable on November 16, 2011, to holders of record on November 2, 2011.  This represents a 125% increase compared to the initial dividend amount TESSCO began paying in August 2009.  Any future declaration of dividends, and the establishment of record and payment dates, is subject to further determinations of the company’s Board of Directors.

New Segment Reporting

To highlight our emphasis on leveraging the opportunities being generated by the many entities investing in new wireless systems and applications, we have modified our organizational structure and thus our financial reporting.  Beginning this quarter, we are reporting our financial performance down to the net profit contribution level based on two reportable segments – the Commercial segment and the Retail segment.  Within these segments we are also reporting sales and gross profit results at the customer market level.  In addition, we are continuing to provide revenue and gross profit results for our main product categories, although the organizational structure of these product categories has also changed.   We believe this new segment reporting reflects the Company’s internal organization and operating structure, while offering added transparency to investors.

Business Outlook

Based on results through the second quarter of fiscal 2012, our current pipeline of business opportunities and our current expectations for business from one of our Tier one cellular carrier customers, we have refined our previous earnings guidance of $1.70 to $2.10 per diluted share.  The company currently estimates that earnings per diluted share for fiscal 2012 will range from $1.80 to $2.10. As TESSCO’s fiscal year progresses and visibility increases, management may review and update its financial targets as appropriate.

We believe that the overall uncertain state of the economy continues to negatively impact consumer confidence as well as our customers’ capital spending initiatives.  In addition, forecasting future results is inherently difficult for any business and actual results may differ materially from those forecasted.   Moreover, the nature of our business is that we typically ship products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. As the year progresses and visibility increases, management may review and update its financial targets as appropriate.  However, the Business Outlook published in this press release reflects only the company’s current best estimate and the company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

In July 2011, we reported that our largest customer indicated to us that it intended to flow additional business through TESSCO at least into the beginning of our fiscal 2013.  Consequently, we expected an increase in revenues and an accompanying decrease in gross profit margin. Further, we reported that we expected a gradual increase in orders to us from this customer in our second fiscal quarter of 2012 with larger increases expected to follow in our third quarter.

We did not experience an increase in orders from this customer during the second quarter, because the additional business we were expecting did not transition to us until after our second quarter closed.  We have, however, seen this additional business accompanied by the expected decrease in gross margins materialize in our third fiscal quarter results to date.  During the second quarter, we experienced lower revenues from this customer relative to the prior year quarter, due to the slower-than-expected expansion of the relationship, coupled with a relatively low number of new device launches by this customer.  We currently expect to see stronger revenues from this customer (but at lower gross profit margins) in our third fiscal quarter as the relationship expands and new prominent device launches occur.  We further expect that our fourth fiscal quarter sales to this customer will include the transitioned business, but will decline sequentially compared to the third quarter because of typical retail seasonality.

As we have previously disclosed, this customer has also indicated that, over time, it expects to continue to explore business model changes in an ongoing effort to lower total costs. Moreover, and notwithstanding our current expectation based upon the indications received from this customer, it should be noted that this supply chain relationship, like those with most of our other customers and suppliers, contains no ongoing purchase or sale obligations and is terminable by either party upon relatively short notice. Further, any future business model changes by our largest customer put our supply chain business with this customer at risk. Absent this supply chain relationship, we could, however, maintain the ability to sell our proprietary products to this customer.

Second-Quarter Fiscal 2012 Conference Call

TESSCO will hold a conference call to discuss its fiscal second-quarter 2012 results on Tuesday, October 18, 2011 at 10:00 a.m. ET.  To participate in the live call by telephone, dial 877-556-5921 (domestic call-in) or 617-597-5474 (international call-in) and reference conference ID code #59887905.  A live webcast of the conference call will also be available at: http://www.tessco.com/go/pressroom.

For those who cannot listen to the live broadcast, the webcast will be archived on TESSCO’s website.  A telephone replay of the call will also be available beginning at approximately 1:00 p.m. ET on October 18, 2011 until 11:59 p.m. ET on October 25, 2011. To listen to the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the conference ID code #50935186.

*Non-GAAP Information

EBITDA, a measure used by management to evaluate the company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges), is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA as well as EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company's presentation of EBITDA and EBITDA per share may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the company’s diluted weighted average shares outstanding. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company's loan agreements. The definition of EBITDA as used in the company's loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the company's non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO

TESSCO Technologies, (NASDAQ:TESS), is Your Total Source® to build, use and maintain wireless systems. The convergence of wireless and the internet is revolutionizing the way we live and work. New systems and applications are unlocking human potential at an unprecedented rate. TESSCO is there, thinking in new ways for exceptional outcomes. TESSCO architects and delivers, with innovation, productivity and speed, the product and value chain solutions to organizations responsible for building, operating and maintaining wireless voice, data and video systems.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill and the discussion under the heading “Business Outlook”, contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for our products and services; failure of our information technology system or distribution system; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our inability to access capital and obtain financing as and when needed; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 25, 2011	June 26, 2011	September 26, 2010	September 25, 2011	September 26, 2010

Revenues	$148,837,400	$163,515,000	$165,026,400	$312,352,400	$306,979,000
Cost of goods sold	114,847,500	126,314,600	128,256,400	241,162,100	237,859,200
Gross profit	33,989,900	37,200,400	36,770,000	71,190,300	69,119,800
Selling, general and administrative expenses	28,159,900	29,675,100	31,203,600	57,835,000	60,115,300
Income from operations	5,830,000	7,525,300	5,566,400	13,355,300	9,004,500
Interest , net	72,900	105,500	129,800	178,400	207,600
Income before provision for income taxes	5,757,100	7,419,800	5,436,600	13,176,900	8,796,900
Provision for income taxes	2,216,900	2,845,600	2,090,900	5,062,500	3,381,700
Net income	$3,540,200	$4,574,200	$3,345,700	$8,114,400	$5,415,200

Basic earnings per share	$0.46	$0.59	$0.44	$1.05	$0.72
Diluted earnings per share	$0.44	$0.57	$0.43	$1.01	$0.69

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	September 25, 2011	March 27, 2011
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$13,448,300	$8,178,200
Trade accounts receivable, net	71,195,700	65,708,700
Product inventory	56,665,700	45,709,800
Deferred tax assets	5,004,500	5,004,500
Prepaid expenses and other current assets	2,122,900	1,668,900
Total current assets	148,437,100	126,270,100

Property and equipment, net	21,314,600	21,148,100
Goodwill, net	11,684,700	11,684,700
Other long-term assets	1,985,400	2,057,700
Total assets	$183,421,800	$161,160,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$75,754,600	$62,913,000
Payroll, benefits and taxes	9,635,100	7,342,500
Income and sales tax liabilities	1,915,000	2,539,300
Accrued expenses and other current liabilities	1,068,100	1,278,400
Revolving line of credit	--	--
Current portion of long-term debt	285,800	359,100
Total current liabilities	88,658,600	74,432,300

Deferred tax liabilities	3,407,900	3,407,900
Long-term debt, net of current portion	2,832,900	2,959,100
Other long-term liabilities	1,799,900	1,481,200
Total liabilities	96,699,300	82,280,500

Shareholders’ Equity:
Preferred stock	--	--
Common stock	86,700	84,100
Additional paid-in capital	42,963,900	40,668,100
Treasury stock, at cost	(45,044,100)	(44,388,400)
Retained earnings	88,716,000	82,540,900
Accumulated other comprehensive loss	--	(24,600)
Total shareholders’ equity	86,722,500	78,880,100

Total liabilities and shareholder’s equity	$183,421,800	$161,160,600

TESSCO Technologies Incorporated
Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 25, 2011	June 26, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Net income	$3,540,200	$4,574,200	$3,345,700	$8,114,400	$5,415,200
Add:
Provision for income taxes	2,216,900	2,845,600	2,090,900	5,062,500	3,381,700
Interest, net	72,900	105,500	129,800	178,400	207,600
Depreciation and amortization	1,157,700	1,173,000	1,085,200	2,330,700	2,098,800
EBITDA	$6,987,700	$8,698,300	$6,651,600	$15,686,000	$11,103,300
EBITDA per diluted share	$0.87	$1.09	$0.85	$1.96	$1.41

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended September 25, 2011
	Commercial Segment	Retail Segment	Total
Revenues
Public carrier, contractor & program manager market	$20,065	$-	$20,065
Private system operator & government market	31,268	-	31,268
Commercial dealer & reseller market	31,257	-	31,257
Retailer, dealer agent & Tier 2/3 carrier market	-	26,847	26,847
Revenues, excluding Tier 1 carrier market	82,590	26,847	109,437
Tier 1 carrier market	-	39,400	39,400
Total revenues	82,590	66,247	148,837

Gross Profit
Public carrier, contractor & program manager market	4,309	-	4,309
Private system operator & government market	8,763	-	8,763
Commercial dealer & reseller market	8,962	-	8,962
Retailer, dealer agent & Tier 2/3 carrier market	-	5,911	5,911
Gross profit, excluding Tier 1 carrier market	22,034	5,911	27,945
% of revenues	26.7%	8.9%	18.8%
Tier 1 carrier market	-	6,045	6,045
Total gross profit	22,034	11,956	33,990
% of revenues	26.7%	18.0%	22.8%

Directly allocatable expenses	10,322	6,701	17,023
Segment net profit contribution	$11,712	$5,255	16,967
% of revenues	14.2%	7.9%	11.4%
Corporate support expenses*			11,210
Income before provision for income taxes			$5,757
% of revenues			3.9%

Growth Rates Compared to Prior Year Period:
Revenues
Public carrier, contractor & program manager market	-17.2%		-17.2%
Private system operator & government market	17.3%		17.3%
Commercial dealer & reseller market	-1.3%		-1.3%
Retailer, dealer agent & Tier 2/3 carrier market		2.6%	2.6%
Revenues, excluding Tier 1 carrier market	0.0%	2.6%	0.7%
Tier 1 carrier market		-30.0%	-30.0%
Total revenues	0.0%	-19.7%	-9.8%

Gross Profit
Public carrier, contractor & program manager market	-23.3%		-23.3%
Private system operator & government market	26.7%		26.7%
Commercial dealer & reseller market	8.2%		8.2%
Retailer, dealer agent & Tier 2/3 carrier market		-3.0%	-3.0%
Gross profit, excluding Tier 1 carrier market	5.8%	-3.0%	3.8%
Tier 1 carrier market		-38.7%	-38.7%
Total gross profit	5.8%	-25.1%	-7.6%

Directly allocatable expenses	-15.5%	-20.5%	-17.5%
Segment net profit contribution	36.1%	-30.1%	5.2%
Corporate support expenses			4.9%
Income before provision for income taxes			5.7%

* Includes corporate overhead, facilities expense, depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Six months ended September 25, 2011
	Commercial Segment	Retail Segment	Total
Revenues
Public carrier, contractor & program manager market.	$38,231	$-	$38,231
Private system operator & government market	62,541	-	62,541
Commercial dealer & reseller market	60,136	-	60,136
Retailer, dealer agent & Tier 2/3 carrier market	-	55,542	55,542
Revenues, excluding Tier 1 carrier market	160,908	55,542	216,450
Tier 1 carrier market	-	95,902	95,902
Total revenues	160,908	151,444	312,352

Gross Profit
Public carrier, contractor & program manager market	8,658	-	8,658
Private system operator & government market	18,132	-	18,132
Commercial dealer & reseller market	17,112	-	17,112
Retailer, dealer agent & Tier 2/3 carrier market	-	11,995	11,995
Gross profit, excluding Tier 1 carrier market	43,902	11,995	55,897
% of revenues	27.3%	7.9%	17.9%
Tier 1 carrier market	-	15,293	15,293
Total gross profit	43,902	27,288	71,190
% of revenues	27.3%	18.0%	22.8%

Directly allocatable expenses	20,346	13,518	33,864
Segment net profit contribution	$23,556	$13,770	37,326
% of revenues	14.6%	9.1%	11.9%
Corporate support expenses*			24,149
Income before provision for income taxes			$13,177
% of revenues			4.2%

Growth Rates Compared to Prior Year Period:
Revenues
Public carrier, contractor & program manager market	-16.9%		-16.9%
Private system operator & government market	23.4%		23.4%
Commercial dealer & reseller market	0.7%		0.7%
Retailer, dealer agent & Tier 2/3 carrier market		8.7%	8.7%
Revenues, excluding Tier 1 carrier market	2.9%	8.7%	4.3%
Tier 1 carrier market		-3.6%	-3.6%
Total revenues	2.9%	0.6%	1.8%

Gross Profit
Public carrier, contractor & program manager market	-18.2%		-18.2%
Private system operator & government market	32.1%		32.1%
Commercial dealer & reseller market	7.9%		7.9%
Retailer, dealer agent & Tier 2/3 carrier market		6.8%	6.8%
Gross profit, excluding Tier 1 carrier market	9.3%	6.8%	8.7%
Tier 1 carrier market		-13.7%	-13.7%
Total gross profit	9.3%	-5.7%	3.0%

Directly allocatable expenses	-14.6%	-18.0%	-16.0%
Segment net profit contribution	44.1%	10.5%	29.6%
Corporate support expenses*			20.8%
Income before provision for income taxes			49.6%

* Includes corporate overhead, facilities expense, depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands)

	Three months ended September 25, 2011	Six months ended September 25, 2011
Revenues
Base station infrastructure	$49,464	$96,672
Network systems	19,140	38,613
Installation, test and maintenance	12,129	22,076
Mobile device accessories	68,104	154,991
Total revenues	148,837	312,352

Gross Profit
Base station infrastructure	14,928	29,903
Network systems	3,771	7,645
Installation, test and maintenance	2,616	4,920
Mobile device accessories	12,675	28,722
Total gross profit	33,990	71,190
% of revenues	22.8%	22.8%

Growth Rates Compared to Prior Year Period

Revenues
Base station infrastructure	-0.2%	0.7%
Network systems	-6.9%	4.9%
Installation, test and maintenance	19.0%	10.2%
Mobile device accessories	-19.6%	0.6%
Total revenues	-9.8%	1.8%

Gross Profit
Base station infrastructure	13.8%	18.9%
Network systems	-9.6%	0.1%
Installation, test and maintenance	7.2%	0.9%
Mobile device accessories	-25.6%	-8.7%
Total gross profit	-7.6%	3.0%

# # #